Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Loop Media, Inc. on Form S-1 Amendment No. 3 File No. 333-262416 of our report dated January 21, 2022 (except for the reverse stock split described in Note 2, as to which the date is September 20, 2022), which includes as explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Loop Media, Inc. as of September 30, 2021 and 2020 and for the years ended September 30, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for impairment of goodwill by modifying the annual goodwill impairment testing date from December 31 to September 30.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

September 20, 2022